Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Chesapeake Corporation on Form S-8 (File Number 33-56473) of our report dated April 29, 2009, appearing in this Annual Report of Form 11-K of the Chesapeake Salaried Employees' Stock Purchase Plan for the year ended March 31, 2009.

/s/ Witt Mares, PLC
Witt Mares, PLC

Richmond, Virginia
May 7, 2009